Exhibit 16.1

June 23, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Gentlemen:

We have read Item 4.01 of the Form 8-K dated June 23, 2005 of Rochester Medical Corporation and are in agreement with the statements contained in Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP